UNANIMOUS SHAREHOLDERS AND MANAGEMENT AGREEMENT

THIS AGREEMENT is made and effective as of October 18, 2013 (the “Effective Date”).

AMONG:

     ALTA DISPOSAL LTD., a body corporate,
duly incorporated under the laws of the Province of Alberta,
(hereinafter called “Alta”)

OF THE FIRST PART

-and-

EXCEL PETROLEUM LTD., a body corporate
duly incorporated under the laws of the Province of Alberta,
(hereinafter called “Excel”)

OF THE SECOND PART

(Alta and Excel, jointly the “Shareholders”)

-and-

BLUE TAP RESOURCES INC., a body corporate,
duly incorporated under the laws of the Province of Alberta,
(hereinafter called the “Corporation”)

OF THE THIRD PART

     WHEREAS the issued and outstanding shares of Alta are owned by Lithium Exploration Group, Inc. (“Lithium”) and the issued and outstanding shares of Excel are owned by Vincent Murphy (“Murphy”);

     AND WHEREAS the authorized capital of the Corporation consists of an unlimited number of common shares, of which 1,000,000 common shares are issued and outstanding and an unlimited number of first preferred shares, of which none are issued and outstanding;

     AND WHEREAS as of the date of this Agreement all of the issued and outstanding shares of the Corporation are beneficially owned by the Shareholders as follows:

Name of Shareholder	Number and Class of Shares	Percent of Class

Alta	510,000 Common	51%
Excel	490,000 Common	49%

     AND WHEREAS the Parties intend that this Agreement shall operate and be construed as a Unanimous Shareholders Agreement under the Act;

     AND WHEREAS the Shareholders and the Corporation have agreed to enter into this Agreement as being in their respective best interests and for the purpose of providing for the orderly management and operation of the Corporation;

     NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Parties), the Parties covenant and agree as follows:

     ARTICLE 1
INTERPRETATION

1.1 Definitions

(a)

“Act” means the Business Corporations Act (Alberta), as amended from time to time and every statute that may be substituted therefore, and in the case of any such amendment and substitution, any reference in this Agreement to the Act shall be read as referring to the amended or substituted provisions therefor;

(b)	“Accountants” means such independent firm of chartered accountants as may, from time to time, be chosen by the Shareholders as accountants of the Corporation;

(c)	“Agreement” means this agreement and all schedules attached hereto and includes any amendments made hereto and thereto by written agreement between the Shareholder and the Corporation;

(d)

“Articles” means the Articles of Incorporation of the Corporation filed on June 5, 2013 and the Articles of Amendment of the Corporation filed on August 7, 2013, as may from time to time to amended or restated;

(e)	“Assets” means the Lands, the Wells, the Facilities, the Pipelines and the Disposal Well located at 14-27-055-24-W4M;

(f)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Alberta;

(g)	“By-laws” means any by-laws of the Corporation from time to time in force and effect;

(h)	“Chairman” means the Chairman of the Board of directors of the Corporation, which person shall be Alex Walsh until and unless a new Chairman is appointed pursuant to the terms of this Agreement;

(i)	“Closing” means the closing date of the Transaction which is October 18, 2013 or such other date as agreed to by the Parties;

(j)

“Debenture” means the $300,000 Secured Convertible Debenture issued by the Corporation to Lithium and which is due and payable on July 30, 2014, subject to certain conditions with respect to the conversion of the Debenture amount into common shares of the Corporation;

(k)	“Director” of “Directors” means the person or persons who are, from time to time in accordance with the terms of this Agreement, duly elected or appointed to the Board of Directors of the Corporation;

(l)	“Disposal Well” means the Disposal Well located at 14-27-055-24-W4M on the Lands;

(m)

“Disposal Well Licenses” means any licenses required with respect to qualifying the Disposal Well initially as a water disposal well and facility and subsequently as a disposal well and facility capable of handling all fluids with Class 1A status;

(n)	“Effective Date” means October 10, 2013;

(o)	“Facilities” means all facilities and equipment located on the Lands;

(p)	“Holding Corporation” and “Holding Corporation Shareholder” have the meanings ascribed thereto in Section 9.3;

(q)	“Lands” means the lands located on Section14-27-055-24-W4M;

(r)	“Officer” means any duly appointed officer of the Corporation;

(s)

“Party or Parties” means any person, firm, corporation or entity referred to in this Agreement and includes any person who may hereafter execute a counterpart of this Agreement upon becoming a Shareholder;

(t)	“Principal” means any of the persons who is a controlling shareholder of a Holding Corporation Shareholder;

(u)	“Secretary” means the Corporate Secretary of the Corporation and if there is no secretary, then the Chairman;

(v)	“Shares” means shares of the Corporation that the Shareholders at the date hereof or hereafter may beneficially own;

(w)	“Shareholders” means Alta and Excel, together with such other persons which may become Parties to this Agreement, collectively, and “Shareholder” means any one of such persons individually;

(x)	“Title Documents” means the documents of title for the Assets and any lands or leases derived or selected therefrom and any renewals, replacements or extensions thereof;

(y)

“Transaction” means the share purchase transaction between Lithium, Alta, Excel, Vincent Murphy and the Corporation whereby Alta acquired 51% of the issued and outstanding shares of the Corporation in accordance with the terms of the Debenture;

(z)	“Walsh” means Alex Walsh, Chairman, President and Chief Executive Officer of the Corporation; and

(aa)	“Wells” means any wells located on the Lands.

1.2 Headings

     Headings of the Articles and Sections hereof are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3 Construction

     Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include companies, corporations, partnerships, syndicates, trusts, unincorporated organizations and any number or aggregate of persons. When describing Shareholders hereunder, the word “it” shall include individuals as well as corporations.

1.4 Accounting Principles

     Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.

1.5 Defined Terms

     Words and phrases used in this Agreement and not defined herein have the same meaning assigned to them in the Act.

1.6 Independent Legal Advice

     For the purposes of this Agreement, the Parties acknowledge and agree that Walsh, Alta and the Corporation are represented by Ross O. Drysdale Professional Corporation and that Excel shall retain independent legal counsel with respect to obtaining advice for this Agreement.

ARTICLE 2
IMPLEMENTATION OF AGREEMENT

2.1 Unanimous Shareholders Agreement

     The Parties hereby acknowledge and confirm that it is their intention that this Agreement shall be a Unanimous Shareholders Agreement as contemplated by the Act. To the extent that this Agreement specifies that any matters may only be or shall be dealt with or approved by or shall require action by the Shareholders, the discretion and powers of the Directors to manage and to supervise the management of the business and affairs of the Corporation with respect to such matters are correspondingly restricted.

2.2 Carrying Out of the Agreement

     Each of the Shareholders shall: (i) vote or cause to be voted the Shares owned or controlled by it in such a way so as to fully implement the terms and conditions of this Agreement and (ii) if any Director for any reason refuses to exercise his discretion in accordance with the terms of this Agreement, forthwith take such steps as are necessary to remove such Director.

2.3 Deemed Consent

     Each of the Shareholders shall be deemed to have consented to any transfer of Shares made in accordance with this Agreement and each covenants and agrees to waive any restriction on transfer contained in the Articles or By-laws in order to give effect to such transfers.

2.4 Conflict

     In the event of any conflict between the provisions of this Agreement and the Articles and By-laws, the provisions of this Agreement shall govern. Each of the Shareholders agrees to vote or cause to be voted the Shares owned by him so as to cause the Articles or By-laws, or both, as the case may be, to be amended to resolve any such conflict in favour of the provisions of this Agreement.

ARTICLE 3
FINANCING AND CAPITALIZATION OF THE CORPORATION

3.1 General Intention

     The Parties acknowledge and confirm that Alta and Lithium provided the initial capitalization for the Corporation through funds loaned by Lithium and through additional capital provided by Lithium and Alta. After the Effective Date and in accordance with Section 8.1 below, Alta and Lithium may provide additional funds and capital to the Corporation in exchange for additional equity in the Corporation. Provided that the Corporation has adequate cash flow, the Parties agree that the funds required for carrying on the business of the Corporation should be those generated by the Corporation, and then when necessary, by permanent or interim financing or any combination thereof, which shall be arranged by the Directors when appropriate, having regard to the status of the business of the Corporation.

3.2 Payment of Capital Requirements of the Corporation

(a)

Upon the Closing of the Transaction, Alta acquired 51% of the issued and outstanding Common Shares of the Corporation by funding $450,000 of the capital requirements of the Corporation. It is the intention of the Parties that Alta may continue to fund the on- going capital requirements of the Corporation if and when funds are necessary for the completion of the Facilities. The Parties also acknowledge and agree that none of the Parties including Lithium, Alta or Excel shall have the obligation to provide additional funding. After the Closing of the Transaction, Alta may continue to fund the current capital requirements of the Corporation for up to a minimum of $420,000, subject to the provisions of Section 8.1(b) below.

(b)

Subject to Section 3.1 above and in the event that Alta elects to fund the on-going capital requirements of the Corporation beyond the aggregate of $870,000 set out in Section 3.2(a) above, any such funds advanced by Alta shall be deemed to be funds loaned by Alta to the Corporation on a non-interest bearing, unsecured bridge loan basis. Any such funds provided to the Corporation shall be repayable by the Corporation from cash flow generated by the Corporation and in any event any such finds loaned prior to June 30, 2014 shall not be due and payable until June 30, 2014 and thereafter shall not be due and payable until a date that is not less than 6 months following the date of any such loan.

ARTICLE 4
DIRECTORS AND OFFICERS

4.1 Directors

     Unless otherwise agreed by all of the Shareholders, the Board of Directors of the Corporation shall consist of three (3) Directors of which two (2) shall be nominees of Alta and one (1) nominee of Excel, initially being Vincent Murphy. Each Shareholder shall, from time to time, vote its Shares for the appointment of its nominees or nominee, as the case may be, as Directors and a nominee of Alta (initially being Walsh) shall be Chairman of the Board of Directors of the Corporation.

4.2 Meetings of Directors

     No action shall be taken at any meeting of Directors at which all of the Directors are not present.

4.3 Voting

     Except as otherwise required by law or by this Agreement, questions arising at any meeting of the Directors shall be decided by a majority of votes.

4.4 Vacancies

     Vacancies on the Board of Directors shall be filled by ordinary resolution of the Shareholders.

4.5 Officers

     Subject to Section 7.1 and unless the Shareholders who are holders of not less than sixty (60%) percent of all Shares otherwise agree, the Officers of the Corporation shall be:

Name	Offices

Alex Walsh	Chairman, President and Chief Executive Officer
Vincent Murphy	Vice President, Corporate
Lee Long	Vice President, Operations

4.6 Term of Office

     The Directors may at any time, in their discretion, by a majority vote, remove any Officer of the Corporation other than those referred to in Section 4.5 above.

4.7 Conflict of Interest

     An Officer or Director of the Corporation who is a party to or is a director or officer of or has a material interest in any person who is a party to an existing or proposed material contract with the Corporation, shall disclose in writing to the Corporation or request to have entered in the minutes of the Directors the nature and extent of his interest at the time and in the manner provided by the Act. Any such contract or proposed contract shall be referred to the Shareholders for approval even if such contract or proposed contract is one that in the ordinary course of the Corporation’s business would not require approval by the Directors or Shareholders.

4.9 Remuneration

     Remuneration of the Directors and Officers of the Corporation shall be determined by a majority of the Directors of the Corporation with each Director being entitled to one vote.

ARTICLE 5
GENERAL BORROWING POWERS

5.1 No Delegation

     No delegation shall be permitted by the Directors of any of the powers referred to in Section 103 of the Act, which such Directors retain subject to applicable limitations in this Agreement.

ARTICLE 6
SHAREHOLDERS

6.1 Special Meetings

     The Directors may call a special meeting of Shareholders at any time and shall do so on the request of the Chairman, any Vice-President, Secretary or any Director of the Corporation or Shareholders who are holders of not less than sixty (60%) percent of all Shares.

6.2 Place of Meetings

     The Corporation may hold meetings of Shareholders either inside or outside the Province of Alberta, provided, however, that any Shareholder meeting proposed to be held outside the Province of Alberta shall require the consent of all Shareholders. The Shareholders hereby acknowledge and confirm that it is their intention that this consent shall be an agreement of all the Shareholders entitled to vote at a meeting of the Shareholders of the Corporation, as contemplated by Section 131 of the Act.

6.3 Persons Entitled to be Present

     The only persons entitled to be present at a meeting of Shareholders shall be those entitled to vote thereat, the Directors, Accountants and solicitors of the Corporation and each Shareholder and others who, although not entitled to vote, are entitled or required under any provision of the Act or the Articles or By-laws to be present at such meeting. Any other person may be admitted only on the invitation of the Chairman or with the consent of the meeting.

6.4 Quorum

     A quorum for the transaction of business at any meeting of Shareholders shall be the holders of not less than sixty (60%) percent of the Shares of each class entitled to vote at the meeting, present in person or by proxy. If a quorum is present at the opening of a meeting, the Shareholders present or represented by proxy may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the opening of a meeting of Shareholders, the Shareholders present or represented by proxy may adjourn the meeting to a fixed time and place but may not transact any other business. If at such adjourned meeting a quorum is not present those Shareholders who are present and entitled to vote thereat shall be deemed to be a quorum, and may transact all business which a full quorum might have transacted.

6.5 Voting

     Each Share held shall be entitled to one vote and at any meeting of Shareholders, every questions shall, unless otherwise required by the Articles or By-laws, be determined by the majority of the votes cast on such question. In the case of an equality of votes either upon a show of hands or upon a ballot, Alta shall be entitled to a casting or deciding vote.

6.6 Communication Facilities

     Shareholders or any other person entitled to attend a meeting of Shareholders shall be entitled to participate in the meeting by means of telephone or other communication facilities that permit all persons participating in the meeting to hear and communicate with each other.

ARTICLE 7
CONDUCT OF BUSINESS OF THE CORPORATION

7.1 Conduct

(a)	Unless otherwise agreed by all Shareholders, the Shareholders shall not cause or permit the Corporation and the Directors shall not authorize the Corporation, to:

(i)

increase or decrease the authorized capital of the Corporation or alter its capital structure or the rights, privileges, restrictions and conditions attached to any Shares included in such capital structure in any way;

	(ii)	take or institute any proceedings for the winding-up, reorganization or dissolution of the Corporation;

	(iii)	sell, lease or exchange all or substantially all of the property of the Corporation other than in the ordinary course of business;

	(iv)	subject to Section 8.1, increase or decrease the issued capital of the Corporation;

(v)

declare dividends and distribute profits and losses, except following completion of the fiscal year end of the Corporation which is June 30 in each year and after the financial statements have been prepared and distributed to the Shareholders and only when the Corporation has sufficient retained earnings and working capital and is able to fund on-going working capital for the development of the Assets; or

	(vi)	declare dividends and distribute profits and losses that are not declared equally on all outstanding classes of shares.

(b)

Subject to Sections 7.1(a) and 7.1(b), it is the intention of the Shareholders that the Directors shall authorize and declare dividends on a quarterly basis provided that the Corporation has sufficient retained earnings and working capital and is able to fund the on-going working capital for the development of the Assets.

7.2 Management Authority

     Subject to Section 7.1, Alta shall have an unfettered right to direct the management of the business affairs of the Corporation, and, for greater certainty, Alta shall have sole discretion and authority in respect of any and all management and operational decisions relating to the Corporation.

7.3 Interim Operation of the Assets

(a)

The Corporation has retained Valeura Energy Inc. (“Valeura”) as the initial operator of the Assets to conduct operations on the Disposal Well pursuant to an Operating Agreement between the Corporation and Valeura dated July 9, 2013. Valeura shall retain a 10% working interest in the Lands until completion of the initial work on the project and shall re-convey that interest to the Corporation provided that the Corporation has paid Valeura a cash payment of $2,500 per month for acting as Operator of the Disposal Well and the Lands and upon payment of an amount of $10,000 to Valeura upon completion of the project.

(b)

Valeura shall operate the Lands and Disposal Well on behalf of the Corporation until the property is transferred to the Corporation. The Corporation shall prepare and provide a work program for the Disposal Well which shall be approved by Valeura.

(c)	Upon approval of the work program, the Corporation will implement the work program and be responsible for and pay all costs and expenses relating to the work program.

(d)	The Corporation shall provide Valeura with daily progress reports while conducting activities on the Lands.

(e)	The Corporation will be responsible for all costs associated with the Wells, the Lands and the Facilities.

7.4 Conduct of Banking

(a)

The bank of the Corporation shall be Bank of Montreal (or any subsidiary thereof) or such other bank as the Shareholders holding not less than sixty (60%) percent of all Shares shall determine from time to time (herein referred to as the “Bank”).

(b)

All monies received by the Corporation from any source shall be paid into the Bank to an account or accounts for the benefit of an in the Corporation’s name and shall only be withdrawn or paid out by cheque, bank draft, money order or other similar instrument in the manner hereinafter set forth.

(c)

All cheques, drafts, instruments or order for the payment of money by the Corporation and all notes in acceptance of bills of exchange shall be executed by Walsh and Lee Long and such additional signatories, if any, as they shall nominate.

7.5 Execution of Contracts

     All contracts or undertakings by, with or on behalf of the Corporation shall be executed by any two Officers or Directors of the Corporation, provided, however, that any such contracts or undertakings which are material to the business of the Corporation or which involve an aggregate amount of greater than $50,000 shall be executed by Walsh and any other Officer or Director.

7.6 Accountants

     Daunheimer, Lynch, Anderson LLP shall be appointed the Accountants of the Corporation unless, prior to the appointment of any other entity as Accountants of the Corporation any one or more Shareholders of the Corporation holding not less than sixty (60%) percent of the Shares have consented in writing to such person being appointed and a copy of such consent has been filed with the Corporation.

7.7 Idem

     The Shareholders shall in each financial year of the Corporation consent to exempt the Corporation from the requirement to appoint an auditor of the Corporation pursuant to the provisions of the Act.

7.8 Consenting Agreement

     The execution of any written agreement or Shareholders’ resolution signed by the required number of Shareholders as applicable, shall constitute the consenting agreement of the Shareholders contemplated in this Article 7.

ARTICLE 8
DEALING WITH SHARES

8.1 Acquisition of Additional Shares of the Corporation

Alta shall be entitled to acquire additional Common Shares of the Corporation as follows:

(a)

 Pursuant to Section 3.2(a) above, Alta funded the initial capital requirements of the Corporation for $450,000 to the date of Closing and at the option of Alta has agreed to fund the on-going capital requirements of the Corporation. It is intended that Alta may fund up to an aggregate of $420,000 for the development of the Disposal Well, the Lands and the Facilities. In the event that Alta funds additional post-closing capital requirements of the Corporation, Alta shall be entitled to acquire additional Shares of the Corporation. For every $105,000 of post-Closing capital that Alta funds for the Corporation, Alta shall be entitled to receive and the Corporation shall issue from treasury 163,250 additional Shares of the Corporation and if Alta funds an aggregate of $420,000, Alta shall acquire an aggregate of 653,000 additional Shares and hold 70% of the issued and outstanding Shares of the Corporation.

(b)

Notwithstanding the provisions of Subsections 8.1(a), neither Alta nor any other Shareholder shall be entitled to acquire more than 70% of the issued and outstanding Common Shares of the Corporation without the express approval and written consent of Excel and Murphy. For greater certainty, no issuance of Common Shares shall result in Excel holding less than 30% of the issued and outstanding shares of the Corporation on a fully-diluted basis after giving effect to any such issuance of Common Shares.

8.2 No Transfer of Shares

     Except as expressly provided for in this Article 8, the Shareholders shall not issue, sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber their Shares or their rights under this Agreement without first complying with all of the provisions of this Agreement unless, prior to the disposition, issue or encumbrance of their Shares, all of the Shareholders have consented in writing to such disposition or encumbrance.

8.3 Endorsement on Certificates

     Share certificates of the Corporation shall bear the following language either as an endorsement or on the face thereof:

     “The Shares represented by this certificate are subject to all the terms and conditions of an unanimous shareholders and management agreement made effective as of October 18, 2013, a copy of which is on file at the registered office of the Corporation”

8.4 Issue of Additional Shares

     Subject to Sections 7.1 and 8.1, if any additional Shares of the Corporation are to be issued from treasury, the Corporation shall first offer such Shares to the Shareholders by notice given to them of the Corporation’s intention to issue additional shares and the number and class thereof to be so issued. The Shareholders shall have the right to purchase the Shares so offered pro rata based upon the number of Shares beneficially owned by the Shareholders at the date notice is given of such offer. The Shareholders shall have 20 Business Days from the date such notice is given in which to take up and pay for all or any of the shares so offered. The shares that have not been taken up and paid for within the said 20 Business Days shall be offered again by the Corporation by notice given to those Shareholders who elected to take up and pay for all of the Shares initially offered to them, and each of such Shareholders shall have the right to purchase the Shares so offered pro rata based upon the number of Shares beneficially owned by the Shareholders at the date notice is given of such subsequent offer. Such Shareholders shall have 20 Business Days from the date such subsequent notice is given in which to take up and pay for all or any of the Shares so offered, and so on from time to time until all the Shares have been taken up or until all of the Shareholders have refused to take up any more. No Shares shall be issued to third parties unless all of the Shareholders consent thereto in writing and, if the Shareholders so consent, Shares shall be issued to third parties only if such third parties enter into and agree to be bound by the terms and conditions of this Agreement.

8.5 Right of First Refusal

(a)

Any Shareholder (hereinafter in this Section 8.5 referred to as the “Offeror”) who desires to sell all or any of its Shares shall give notice of such proposed sale (hereinafter in this Section 8.5 referred to as the “Notice”) to the Corporation and to the other Shareholders and shall set out in the Notice the number of its Shares that it desires to sell (hereinafter in this Section 8.5 referred to as the “Offered Shares”).

(b)

Upon the Notice being given, the other Shareholders (hereinafter in this Section 8.5 sometimes collectively referred to as the “Offerees” and sometimes individually referred to as an “Offeree”) shall have the right to purchase all, but not less than all, of the Offered Shares. The Offerees shall be entitled to purchase the Offered Shares pro rata based upon the number of Shares beneficially owned by the Offerees or to purchase in such other proportion as beneficially owned by the Offerees or to purchase in such other proportion as the Offerees may agree in writing, at the price to be determined in accordance with the provisions of Section 8.5(c).

(c)

The price of the Offered Shares shall be set out in the Notice, and shall be a price determined by the Offeror, expressed in cash value only (with any non-cash consideration to be converted to fair cash value and added to the price) (collectively, the “Offer Price”).

(d)

Within ten (10) Business Days after receiving the Notice, each Offeree who desires to purchase all of the Offered Shares that he is entitled to purchase in accordance with the provisions of Section 8.5(b) shall give notice of such intention to the Offeror, to the Corporation and to the other Offerees. If any Offeree does not give such notice, the Offered Shares that he had been entitled to purchase (hereinafter in this Section 8.5(d) referred to as the “Rejected Shares”) may instead be purchased by the Offerees who did give such notice, pro rata based upon the number of Shares beneficially owned by such Offerees as between themselves or in such other proportion as such Offerees may agree in writing, as, within five (5) Business Days of the expiry of the ten (10) Business Day period specified in this Section 8.5(d), each Offeree who desires to purchase all of the Rejected Shares that he is entitled to purchase in accordance with the provisions of this Sections 8.5(d) shall give an additional notice of such intention to the Offeror, to the Corporation and to the other Offerees. If any Offeree entitled to give the said additional notice does not do so, the Rejected Shares that he had been entitled to purchase may instead be purchased by the Offerees who did give such notice, and so on from time to time until the Offerees are willing to purchase all of the Offered Shares or until they are not willing to purchase any more. If the Offerees are willing to purchase all, but not less than all, of the Offered Shares, the transaction or purchase and sale shall be completed within 20 Business Days of the expiry of the ten (10) Business Day period or five (5) Business Day period, as the case may be, specified in this Section 8.5(d). The transaction shall be completed at the Corporation’s registered office where delivery of the Offered Shares shall be made by the Offeror with good title, free and clear of all liens, charges and encumbrances, against payment by certified cheque by the Offerees.

(e)

If the Offeror makes default in transferring the Offered Shares to the Offerees as provided for in this Section 8.5, the Secretary of the Corporation is authorized and directed to receive the purchase money and to thereupon cause the names of the Offerees to be entered in the registers of the Corporation as the holders of the Shares purchasable by them. The said purchase money shall be held in trust by the Corporation on behalf of the Offeror and not commingled with the Corporation's assets, except that any interest accruing thereon shall be for the account of the Corporation. The receipt by the Secretary of the Corporation for the purchase money shall be a good discharge to the Offerees and, after their names have been entered in the registers of the Corporation in exercise of the aforesaid power, the validity of the proceedings shall not be subject to question by any person. On such registration, the Offeror shall cease to have any right to or in respect of the Offered Shares except the right to receive, without interest, the purchase price received by the Secretary of the Corporation.

(f)

If the Offerees do not give notice in accordance with the provisions of Section 8.5(d) that they are willing to purchase all of the Offered Shares, the rights of the Offerees, subject as hereinafter provided, to purchase the Offered Shares shall forthwith cease and determine and the Offeror may sell the Offered Shares to any person within four months after the expiry of the ten (10) Business Day period or five (5) Business Day periods, as the case may be, specified in Section 8.5(d), for a price not less than the Offer Price and on other terms no more favourable to such person than those that would have been applicable had the Offerees agreed to purchase the Offered Shares in accordance with the provisions of this Section 8.5, provided that the person to whom his Shares are to be sold agrees prior to such transaction to be bound by this Agreement and to become a party hereto in place of the Offeror with respect to the Offered Shares. If the Offered Shares are not sold within such 4-month period n such terms, the rights of the Offerees pursuant to this Section 8.5 shall again take effect and so on from time to time.

8.6 Come Along and Tag Along

(a)

If Shareholders owning more than 50% of all of the Shares of the Corporation (a "Majority") receive an offer (the "Third Party Offer") from any person who is not a Shareholder (the "Third Party") for the purchase of all of the Shares of the Corporation that the Majority wish to accept, then the Majority shall have the right, at its option, to require the other Shareholders (the "Minority") to be bound by the terms and conditions of the Third Party Offer and the Minority shall be obligated to sell their Shares to the Third Party in accordance with the terms and conditions of the Third Party Offer and in such event, the provisions of Section 8.5 of this Agreement will not be operative. The purchase of the Shares owned by the Minority shall close concurrently with the sale of the Shares by the Majority to the Third Party. Each Shareholder among the Minority shall be obligated to co-operate and otherwise facilitate any transaction provided for in this Section 8.6.

(b)

If the Majority receives a Third Party Offer which the Majority desires to accept, the Majority shall give notice thereof to the Minority within five (5) days of receipt of the Third Party Offer (the "Majority Notice") and the Minority (but, for certainty, not less than all of them) shall have the right by notice given to the Majority (the "Minority Notice") within five (5) days of its receipt of the Majority Notice to require the Majority to have the Third Party make an offer to the Minority on the same terms as offered to the Majority (the "Supplementary Offer"), and to have the Third Party complete the purchase of all Shares tendered by the Minority pursuant to the Supplementary Offer at the same time as it completes the purchase of Shares from the Majority. If the Majority does not require the Third Party to make the Supplementary Offer, then the Majority shall not be at liberty to complete the Third Party Offer.

ARTICLE 9
TRANSFER BY OPERATION OF LAW

9.1 Disposition

     For the purpose of this Article 9, a Shareholder within one of the following categories shall be referred to as the “Offeror”:

(a)	Where the following occurs in relation to an individual Shareholder, namely:

	(i)	he is petitioned in bankruptcy or makes an assignment for the benefit of its creditors;

	(ii)	he is judged insane or incompetent to handle his own affairs by a court of competent jurisdiction;

(iii)

he enters into a matrimonial property settlement agreement or other similar arrangement or an order is made by a court of competent jurisdiction purporting to deal with his Shares pursuant to the Matrimonial Property Act of Alberta or other similar legislation;

(iv)	his Shares are seized or attached in any way for the payment of any judgment or order;

(v)	if applicable, he becomes incapacitated or disabled by reason of mental or physical disability for six (6) months in any 24 month period; or

(vi)	the death of such shareholder; and

(b)	Where the following occurs in relation to a Holding Corporation Shareholder, namely;

(i)

where any of the events listed in Article 9.1(a)(i) to (vi) inclusive occur with respect to a Principal of such Holding Corporation Shareholder or to the beneficial owner of fifty (50%) percent or more of all the issued and outstanding voting shares of the capital of any such Holding Corporation Shareholder;

(ii)	a change in control of such Holding Corporation Shareholder pursuant to the Act;

(iii)	proceedings are instituted for the dissolution or winding-up of any such Holding Corporation Shareholder;

(iv)	such Holding Corporation Shareholder is petitioned into bankruptcy or makes an assignment for the benefit of its creditors;

(v)

a Certificate of Dissolution is issued with respect to such Holding Corporation Shareholder by the Registrar of Corporations or such Holding Corporation Shareholder is otherwise dissolved and its corporate status terminated;

(vi)	such Holding Corporation Shareholder’s Shares are seized or attached in any way for the payment of any judgment or order;

(vii)	the principal of such Holding Corporation Shareholder is judged insane or incompetent to handle his own affairs by a court of competent jurisdiction;

(viii)	the principal of such Holding Corporation Shareholder becomes incapacitated or disabled by reason of mental of physical disability for six (6) months in any 24 month period; or

(ix)	the death of the principal of such Holding Corporation Shareholder.

9.2 Option to Purchase Shares

(a)

The other Shareholders (hereinafter in the Section 9.2 sometimes collectively referred to as the “Offerees” and sometimes individually referred to as an (“Offeree”) shall have the right to purchase all, but not less than all, of the Shares beneficially owned by the Offeror (hereinafter in the Section 9.2 referred to as the “Offered Shares”).

(b)

The Offerees shall be entitled to purchase the Offered Shares pro rata based upon the number of Shares beneficially owned by the Offerees or to purchase in such other proportion as the Offerees may agree in writing, at the price to be determined in accordance with the provisions of Section 9.2(c).

(c)

The price of the Offered Shares shall be the fair value of such Shares as determined by unanimous agreement of the Shareholders. In the event that the fair value of the Offered Shares cannot be agreed to by the Shareholders, the price of such Shares shall be determined by a chartered business valuator associated with the Accountants (the “Valuator”) as at the end of the fiscal quarter of the Corporation immediately preceding an assignment or occurrence of an event pursuant to Section 9.1. Such determination shall be made in writing and given to all Shareholders and to the Corporation within 20 Business Days of the engagement of the Valuator or as soon thereafter as may be reasonably possible.

(d)

Within ten (10) Business Days of having been given the Valuator’s report of the fair value of the Offered Shares, or the determination of fair value of the Shares by the Shareholders, as applicable, pursuant to Section 9.2, each Offeree who desires to purchase all of the Offered Shares that he is entitled to purchase in accordance with the provisions of Section 9.2(b) shall give notice to the Offeror, to the Corporation and to the other Offerees. If any Offeree does not give such notice, the Offered Shares that he had been entitled to purchase (hereinafter in this Section 9.2(d) referred to as the “Rejected Shares”) may instead be purchased by the Offerees who did give such notice, pro rata based upon the number of Shares beneficially owned by such Offerees as between themselves or in such other proportion as such Offerees may agree in writing, and, within five (5) Business Days of the expiry of the ten (10) Business Day period specified in this Section 9.2(d), each Offeree who desires to purchase all of the Rejected Shares that he is entitled to purchase in accordance with the provisions of this Section 9.2(d) shall give an additional notice to the Offeror, to the Corporation and to the other Offerees. If any Offeree entitled to give the said additional notice does not do so, the Rejected Shares that he had been entitled to purchase may instead be purchased by the Offerees who did give such notice, and so on from time to time until the Offerees are willing to purchase all of the Offered Shares or until they are not willing to purchase any more. If the Offerees are willing to purchase all, but not less than all, of the Offered Shares, the transaction of purchase and sale shall be completed within 20 Business Days of the expiry of the ten (10) Business Day period or five (5) Business Day periods, as the case may be, specified in this Section 9.2(d). The transaction shall be completed at the Corporation’s registered office where delivery of the Offered Shares shall be made by the Offeror with good title, free and clear of all liens, charges and encumbrances, against payment by certified cheque by the Offerees.

(e)

If the Offeror makes default in transferring the Offered Shares to the Offerees as provided for in this Section 9.2, the Secretary of the Corporation is authorized and directed to receive the purchase money and to thereupon cause the names of the Offerees to be entered in the register of the Corporation as the holders of the shares purchasable by them. The said purchase money shall be held in trust by or on behalf of the Offeror and not commingled with the Corporation’s assets, except that any interest accruing thereon shall be for the account of the Corporation. The receipt by the Secretary of the Corporation for the purchase money shall be a good discharge to the Offerees and, after their names have been entered in the register of the Corporation in exercise of the aforesaid power, the validity of the proceedings shall not be subject to question by any person. On such registration, the Offeror shall cease to have any right to or in respect of the Offered Shares except the right to receive, without interest, the purchase price received by the Secretary of the Corporation.

(f)

If the Offerees do not give notice in accordance with the provisions of Section 9.2(d) that they are willing to purchase all of the Offered Shares, the rights of the Offerees, subject as hereinafter provided, to purchase the Offered Shares shall forthwith cease and the Offeror may sell the Offered Shares to any person within four months after the expiry of the ten (10) Business Day period or five (5) Business Day periods, as the case may be, specified in Section 9.2(d), for a price not less than the price that would have been payable by the Offerees and on other terms no more favourable to such person than those that would have been applicable had the Offerees agreed to purchase the Offered Shares in accordance with the provisions of this Section 9.2, provided that the person to whom his Shares are to be sold agrees prior to such transaction to be bound by this Agreement and to become a party hereto in place of the Offeror with respect to the Offered Shares. If the Offered Shares are not sold within such four month period on such terms, the rights of the Offerees pursuant to this Section 9.2 shall again take effect and so on from time to time.

9.3 Exception to Restrictions on Transfers – Holding Corporations

     Subject to the written consent of all Shareholders and the restrictions as imposed in Section 9.5 hereof, a Shareholder shall be entitled to transfer his shares to a body corporate of which he is the controlling shareholder (herein referred to as a “Holding Corporation”), provided such body corporate enters into this agreement in the place and stead of the Shareholder. In such event this Agreement shall be amended, effective as of the date of such assignment, to recognize and include such Shareholder as a Principal of such Holding Corporation. Similarly, a Shareholder which is a Corporation (a “Holding Corporation Shareholder”) shall be entitled to transfer its Shares to a controlling shareholder thereof provided the controlling shareholder enters into this Agreement in the place and stead of the Holding Corporation Shareholder. For the purposes of this Agreement a Holding Corporation is controlled and a shareholder of a Holding Corporation Shareholder is a controlling shareholder of same when such shareholder beneficially owns fifty (50%) percent or more of the issued and outstanding voting shares of such Holding Corporation or Holding Corporation Shareholder, as applicable.

9.4 Shares of the Corporation

     The provisions of this Agreement relating to Shares of the Corporation shall apply mutatis mutandis:

(a)	to any Shares or securities into which such Shares may be converted, changed, reclassified, redivided, redesignated, redeemed, subdivided or consolidated;

(b)	to any Shares or securities that are received by the Shareholders hereto as a stock dividend or distribution payable in Shares or securities of the Corporation; and

(c)

to any Shares or securities of the Corporation or of any successor or continuing company or corporation to the Corporation that may be received by the Shareholders hereto on a reorganization, amalgamation, consolidation or merger, statutory or otherwise.

9.5 Control of the Shareholders

     If the control of a Shareholder that is a Holding Corporation Shareholder, as determined by reference to the provisions of the Act, changes, the other Shareholders shall have the right to purchase all, but not less than all, of the Shares beneficially owned by such Shareholder, in the proportions and for the price and upon the terms and conditions determined in accordance with the provisions contained in Section 9.2, mutatis mutandis.

9.6 Pledge of Shares

     Any Shareholder may pledge, charge, mortgage or otherwise specifically encumber its Shares to a bank or other financial institution for the purpose of securing any borrowings by such Shareholder, provided that such bank or financial institution acknowledges to the parties to this Agreement in writing that the pledge, charge, mortgage or encumbrance of such Shares shall at all times be subject to all the terms and conditions of this Agreement.

9.7 Resignation from Board of Directors

     The Shareholder selling its Shares shall, unless otherwise agreed to by the remaining Shareholders and, where appropriate, shall, in the case of an individual, resign or, in the case of a Holding Corporation, cause its nominee(s) to resign from the Board of Directors and from all offices and positions of employment in the Corporation, effective as of the date of closing of the purchase and sale of such Shares.

9.8 Deemed Warranties

     Any Shareholder selling its Shares shall be deemed to represent and warrant to the purchasing Shareholder(s), effective as at the date of closing of such purchase and sale, that:

(a)

the Shares being purchased and sold are beneficially owned by the selling Shareholder and are free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands of any nature whatsoever;

(b)

no person has any agreement or option or any right or privilege (whether by law, pre- emptive or contractual) capable of becoming an agreement or option for the purchase from the selling Shareholder of any of its Shares being purchased and sold; and

(c)

the purchase and sale of the Shares will not result in a breach of the provisions of any agreement, indenture, deed, debenture, mortgage bond or other document or instrument to which the selling Shareholder is a party or by which it is bound.

     The said representations and warranties shall survive closing of the purchase and sale and any termination of this Agreement.

9.9 Repayment of Indebtedness

     If at the date of closing of the purchase and sale of the Shares hereunder, a selling Shareholder is indebted to the Corporation, the selling Shareholder shall repay such indebtedness to the Corporation in full at such closing, regardless of the provisions of any agreement, negotiable instrument or other arrangement between the selling Shareholder and the Corporation. The selling Shareholder hereby directs and agrees that the sale proceeds shall be applied firstly to repay such indebtedness and secondly the balance, if any, to the selling Shareholder.

ARTICLE 10
ARBITRATION

10.1 Arbitration

     In the event that any disagreement arises between the Parties with reference to this Agreement or any matter arising hereunder and upon which the Parties cannot agree, then any such dispute shall be referred to a single arbitrator pursuant to and in accordance with the provisions of the Arbitration Act (Alberta) or other similar legislation in force in the Province of Alberta from time to time. The decision arrived at by the arbitrator shall be final and binding and no appeal shall lie therefrom.

ARTICLE 11
TERMINATION

11.1 Termination

This Agreement shall terminate upon:

(a)	the written agreement of all of the Shareholders;

(b)	the dissolution or bankruptcy of the Corporation or the making by the Corporation of an assignment under the provisions of the Bankruptcy Act (Canada); or

(c)	one Shareholder becoming the beneficial owner of all of the Shares.

ARTICLE 12
GENERAL

12.1 Notice by Corporation of Unanimous Shareholder and Management Agreement

     The Corporation by its execution hereof hereby acknowledges that it has actual notice of the terms of this Agreement, consents thereto and hereby covenants with each of the Shareholders that it will at all times during the continuance hereof be governed by this Agreement in carrying out its business and affairs and accordingly, shall give or cause to be given such notices, execute or cause to be executed such deeds, transfer and documents, and do or cause to be done all such acts, matters and things as may from time to time be necessary or conducive to the carrying out of the terms and intent hereof.

12.2 Indemnity

     Each of the Shareholders shall, jointly and severally, reimburse, indemnify and hold harmless each of the other Shareholders, the Directors and the Officers of the Corporation and their representatives from and against all costs, charges and expenses, including legal fees on a solicitor-client basis, sustained or incurred by each such party in respect of any matter that results from, relates to or arises out of the untruth, inaccuracy or breach of, or the failure to fulfill any agreement, covenant or obligation of such party contained in this Agreement; provided that, nothing contained in this Section 12.2 shall in any way be deemed to or shall require any Shareholder to incur any liability or provide any funds other than as may be expressly provided for in this Agreement.

12.3 Confidential Information

        Each Shareholder covenants and agrees that for so long as he is a Shareholder, Officer, Director, employee or consultant of the Corporation and for a period of one (1) year thereafter, he will keep in strict confidence and shall not use, directly or indirectly, for any other purpose other than for the purposes herein contemplated, all knowledge, materials, business data or other information (whether oral or written) obtained or acquired during the course of this Agreement relating to the Corporation or its business and affairs. Other than information disclosed or divulged to the Directors and duly authorized Officers and employees of the Corporation, each Shareholder will not disclose, divulge, publish or transfer, or authorize or permit anyone else to disclose, divulge, publish, or transfer or use to his own advantage any such knowledge, materials, business data or other information obtained pursuant to this Agreement or which relate in any manner to the business and affairs of the Corporation, without the prior written consent of the Corporation, which consent may be arbitrarily or unreasonably withheld.

12.4 Exceptions

        The obligation of each Shareholder as identified in Section 12.3 hereof shall not apply to such knowledge, materials, business data or information obtained pursuant to this Agreement or relating in any manner to the business and affairs of the Corporation which:

(a)	Was demonstrably known to the Shareholder prior to receipt thereof pursuant to this Agreement;

(b)	Is available to the public in the form of written publication;

(c)	Shall have become available to the Shareholder in good faith from a third party who has a bona fide right to disclose same;

(d)

Is required to be disclosed to any federal, provincial or local government or governmental branch, board, agency or instrumentality necessary to comply with relevant timely disclosure laws or regulatory authorities, including stock exchanges having jurisdiction in respect of securities of the Corporation; or

(e)

The Shareholder reasonably determines in good faith is required to be by any law, regulation, judicial order, administrative order, interrogatory, discovery request, investigative demand or other legal process.

12.5 Appointment of Agent

       The Secretary is hereby appointed as agent for the Parties to effect any transfer of Shares of the Corporation in accordance with the terms hereof.

12.6 Time

       Time shall be of essence in this Agreement.

12.7 Notices

     Any notice or other communication required or permitted to be given by any Party to any other Party shall be in writing and shall be delivered personally, if mailed by prepaid registered mail, sent by email or by a recognized courier service to the address of the Party to whom it is intended as follows

(a)	if to Alta:

3200 N. Hayden Road, Suite 235
Scottsdale, Arizona 858251 United States
Attention: Alex Walsh
Telephone: 1.480.641.4790
Facsimile No.: 1.480.641.4794
Email: aw@lithiumexplorationgroup.com

(b)	if to Excel

3031 – 36 Street SW
Calgary, Alberta T3E 3A2 Canada
Attention: Vincent Murphy
Telephone: 1.403.969.6828
Email: vinnytosh@yahoo.ca

(c)	if to the Corporation

Suite 730, 1015 – 4 Street SW
Calgary, Alberta T2R 1J4 Canada
Attention: Ross O. Drysdale
Telephone: 1.403.508.6256
Facsimile No.: 1.403.264.5455
Email: ross@drysdalelaw.com

12.8 Governing Law

       This Agreement shall be governed in all respects by the laws of the Province of Alberta and the laws of Canada applicable therein.

12.9 Assignment

       Except as may be expressly provided in this agreement, none of the Parties hereto may assign his rights or obligations under this Agreement without the prior written consent of all the other Parties.

12.10 Severability

        Each and every term, condition and provision of this Agreement is and shall be severable one from the other. Inthe event that any term, condition, or provision hereof is at any time declared by a court of competent jurisdiction to be void, invalid or unenforceable, same shall not extend to invalidate, make void or make unenforceable any other term, condition, or provision of this Agreement.

12.11 Costs

All legal costs incurred in connection with the preparation and performance of the various provisions of this Agreement shall be borne by the Corporation, except for the legal costs incurred by Excel in relation thereto whom shall pay his own respective legal costs.

12.13 Entire Agreement

         This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreement between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

12.14 Amendments and Waivers

          No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the Parties. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

12.5 Counterparts

        This Agreement may be executed in any number of counterparts by any one or more of the Parties. Each executed counterpart shall be deemed to be an original and such counterparts shall together constitute one and the same Agreement.

IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed and delivered effective the first date written above.

ALTA DISPOSAL LTD.

Per:	/s/Ross Drysdale for Alex Walsh
Alex Walsh
Chairman, President and
Chief Executive Officer

EXCEL PETROLEUM LTD.

Per:	/s/Vincent Murphy
Vincent Murphy
President

BLUE TAP RESOURCES INC.

Per:	/s/Ross Drysdale for Alex Walsh
Alex Walsh
Chairman, President and
Chief Executive Officer